Exhibit 16.1

November 9, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: CL Workshop Group Limited

Dear Sirs/Madams:

We have read the statements being made by CL Workshop Group Limited (the “Company”) in its Form 6-K dated November 9, 2026 and captioned “Changes in Registrant’s Certifying Accountant.” We agree with the statements contained in the paragraphs concerning our firm in such Form 6-K; we are not in a position to agree or disagree with other statements of the Company contained therein.

Very truly yours,

WWC, P.C.

Certified Public Accountants